Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Cohu, Inc.

Poway, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated September 11, 2017, relating to the consolidated financial statements and schedule of Xcerra Corporation, appearing in Xcerra Corporation’s Annual Report on Form 10-K for the year ended July 31, 2017, and is incorporated by reference in this Form S-3 of Cohu, Inc. filed on March 10, 2020.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Boston, Massachusetts

March 10, 2020